Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G Amendment No. 1 dated August 13, 2025 relating to the Class A Common Stock, par value $0.0001 per share, of Repay Holdings Corp shall be filed on behalf of the undersigned.

SUNRIVER MANAGEMENT LLC By: /s/ Randolph Willett Cook
Name: Randolph Willett Cook
Title: Managing Member

RANDOLPH WILLETT COOK By: /s/ Randolph Willett Cook